Exhibit (d)(2)(iii)
AMENDMENT NO. 1 TO ROLLOVER AGREEMENT
     This Amendment No. 1 (this “Amendment No. 1”) to that certain Rollover Agreement, dated as of January 18, 2011 (the “Rollover Agreement”), by and between Ray Holding Corporation, a Delaware corporation (the “Company”) and Hsi Family Trust (the “Investor”), is made and entered into as of May 31, 2011 by and between the Company and the Investor. All capitalized terms that are used in this Amendment No. 1 but not defined in this Amendment No. 1 shall have the respective meanings ascribed thereto in the Rollover Agreement.
     A. On May 24, 2011, Parent, Merger Sub and the Company entered into Amendment No. 4 to the Merger Agreement (“Amendment No. 4 to the Merger Agreement”).
     B. On May 25, 2011, Parent and the Chen Family Trust DTD 5/8/2001 entered into Amendment No. 2 to the Rollover Agreement between Parent and the Chen Family Trust DTD 5/8/2001, dated January 18, 2011, as amended by Amendment No. 1 dated May 17, 2011 (the “Chen Trust Rollover Agreement”), and the Chen Family Trust DTD 5/8/2001 and Parent are concurrently herewith entering into Amendment No. 3 to the Chen Trust Rollover Agreement.
     C. Concurrently herewith, the Sponsors are entering into Amendments No. 1 to the Equity Commitment Letters by and between the Sponsors, the Company and Merger Sub (the “ECL Amendments No. 1”).
     D. In connection with Amendment No. 4 to the Merger Agreement, Amendments No. 2 and No. 3 to the Chen Trust Rollover Agreement, and the ECL Amendments No. 1, the Investor and the Company desire to enter into this Amendment No. 1, and the Investor believes it is in its best interests to enter into this Amendment No. 1 and consummate the transactions contemplated hereby, by the Rollover Agreement and by the Merger Agreement.
     Now, Therefore, the parties hereto hereby agree as follows:
     1. Capitalization of the Company.
     Exhibit F to the Rollover Agreement is hereby amended and restated in its entirety and replaced by Exhibit A to this Amendment No. 1.
     2. Rollover Agreement References. The parties hereto hereby agree that all references to the “Agreement” set forth in the Rollover Agreement (including, without limitation, in the representations and warranties of the parties set forth therein) shall be deemed to be references to the Rollover Agreement as amended by this Amendment No. 1.
     3. Full Force and Effect. Except as expressly amended or modified hereby, the Rollover Agreement and the agreements, documents, instruments and certificates among the parties hereto as contemplated by, or referred to, in the Rollover Agreement shall remain in full force and effect without any amendment or other modification thereto.
     4. Counterparts. This Amendment No. 1 may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Amendment No. 1 (in counterparts or otherwise) by facsimile shall be sufficient to bind the parties to the terms and conditions of this Amendment No. 1.
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In Witness Whereof, the parties have executed this Amendment No. 1 as of the date first written above.

Ray Holding Corporation
By:	/s/ David Baylor
	Name:	David Baylor
	Title:	President

HSI FAMILY TRUST
By:	/s/ Peter Hsi
Peter Hsi

By:	/s/ Sandy Hsi
Sandy Hsi

Amendment No. 1 Signature Page

Exhibit A
EXHIBIT F
CAPITALIZATION OF COMPANY

Investor	Pro Rata Portion
Vector Capital IV, L.P.	TBD	[1]
Vector Capital III, L.P.	TBD	[2]
Vector Capital Entrepreneur Fund III, L.P.	TBD	[3]
Profit Spring Investments Limited	9.58%
Chen Family Trust DTD 5/8/2001	TBD	[4]
Hsi Family Trust	TBD	[5]
     The following illustrative example assumes the following sources and uses:

Sources and Uses
(in millions)
Purchase Price	$133.34
Plus: Company Debt At Close	1.81
Less: Cash At Close	(8.94)

Enterprise Value	126.21

Plus: Cash on Company Balance Sheet	$5.00
Plus: Total Fees	5.65
Less: Borrowed Debt	(30.00)

Total Outstanding Closing Equity	$106.86

[1]	To equal the percentage obtained by multiplying (a) the amount obtained by dividing (i) an amount equal to (A) the Total Outstanding Closing Equity plus (B) the product of (x) the Merger Consideration multiplied by (y) the number of Transferable Shares (the sum of (a)(i)(A) and (a)(i)(B) being the “Closing Equity”) minus (C) the product of (x) the aggregate number of Rollover Shares multiplied by (y) the Merger Consideration (the “Rollover Share Value”) minus (D) 9.58% of the Closing Equity (the “PSIL Share Value”), by (ii) the Closing Equity and (b) 49.4%.

[2]	To equal the percentage obtained by multiplying (a) the amount obtained by dividing (i) an amount equal to (A) the Closing Equity minus (B) the Rollover Share Value minus (C) the PSIL Share Value, by (ii) the Closing Equity and (b) 49.4%.

[3]	To equal the percentage obtained by multiplying (a) the amount obtained by dividing (i) an amount equal to (A) the Closing Equity minus (B) the Rollover Share Value minus (C) the PSIL Share Value, by (ii) the Closing Equity and (b) 1.2%.

[4]	To equal the percentage obtained by dividing (a) an amount equal to the product of (i) the Merger Consideration multiplied by (ii) 10,701,525 shares of common stock, by (b) the Closing Equity.

[5]	To equal the percentage obtained by dividing (a) an amount equal to the product of (i) the Merger Consideration multiplied by (ii) 2,691,332 shares of common stock, by (b) the Closing Equity.

				% CSE	% CSE
	Preferred	Common	Common	Ownership	Ownership	$ Value of
	($1,000/share)	($.01/share)	Equivalents	(w/pool)	(w/o pool)	Investment

Vector Capital III, L.P.	32,596	32,925,359	32,925,359	28.17%	31.30%	$32,925,359
Vector Capital IV, L.P.	32,596	32,925,359	32,925,359	28.17%	31.30%	$32,925,359
Vector Entrepreneur Fund III, L.P.	792	799,806	799,806	0.68%	0.76%	$799,806
Profit Spring Investments Limited	9,975	10,075,905	10,075,905	8.62%	9.58%	$10,075,905

Rollover Holders	29,833	30,133,928	30,133,928	24.37%	27.07%	$30,133,928
Management Pool (10%)		11,873,373	11,873,373	10.00%

	105,792	118,733,730	118,733,730	100.00%	100.00%	$106,860,357